Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Camtek Ltd:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-84476, 333-113139, 333-156287,  333-168234 and 333-174165) of Camtek Ltd. of our report dated April 6, 2012, with respect to the consolidated balance sheets of Camtek Ltd. as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 20-F of Camtek Ltd.  (the “Annual Report”).

Somekh Chaikin
A member firm of KPMG International
Certified Public Accountants (Isr)

Tel Aviv, Israel
April 6, 2012